Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2017
(millions, except per share amounts)
Operating Revenue	$12,200

Operating Expenses	8,331

Income from operations	3,869

Other income	313

Interest and related charges	1,076

Income from operations including noncontrolling interests before income tax expense	3,106

Income tax expense	752

Net income including noncontrolling interests	2,354

Noncontrolling interests	124

Net income Attributable to Dominion	$2,230

Earnings Per Common Share – Basic and Diluted
Income from operations	$3.77
Noncontrolling interests	(0.20)

Net income attributable to Dominion	$3.57

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2017
(millions)
Operating Revenue	$7,529

Operating Expenses	5,040

Income from operations	2,489

Other income	71

Interest and related charges	467

Income before income tax expense	2,093

Income tax expense	782

Net Income	$1,311

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2017
(millions)
Operating Revenue	$1,697

Operating Expenses	1,026

Income from operations	671

Other income	37

Interest and related charges	95

Income before income tax expense	613

Income tax expense	210

Net Income	$403